Exhibit 1A/A-11.2 - Auditor’s Consent Letter

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent the use of our auditor’s report dated August 10, 2020 with respect to the consolidated financial statements of RCMW Group Inc. (formerly “Hemp Technology Inc.”) and its subsidiaries as at April 30, 2020 and 2019, and for the years then ended, included in the Form 1-A Offering Statement of RCMW Group Inc. (formerly “Hemp Technology Inc.”) for the years ended April 30, 2020, as filed with the United States Securities Exchange Commission (“SEC”). We also consent to the reference to us under the headings “Experts” in this Form 1-A Offering Statement.

/s/ MNP LLP

Chartered Professional Accountants Licensed Public Accountants

July 26, 2021

Mississauga, Canada